Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Charter Amendment

New York – September 5, 2023 — OceanTech Acquisitions I Corp. (NASDAQ: OTEC/OTECU/OTECW), a special purpose acquisition company (the “Company”), announced today that its stockholders (the “Stockholders”) approved the Founder Share Amendment Proposal (defined below) at the special meeting held on September 5, 2023 (the “Special Meeting”) following the notice provided by the Definitive Proxy filed on Schedule 14A on August 23, 2023 (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) to amend the Company’s existing certificate of incorporation dated as of May 27, 2021, as amended on December 1, 2022 by that certain First Amendment to the Amended and Restated Certificate of Incorporation and as further amended on May 30, 2023 by that certain Second Amendment to the Amended and Restated Certificate of Incorporation, as may be further amended (collectively, the “Existing OTEC Charter”) by the Amendment to the Amended and Restated Certificate of Incorporation of OceanTech Acquisitions I Corp. (the “Charter Amendment”), to provide for the right of the holders of Class B common stock, par value $0.0001 per share to convert such shares of Class B common stock into shares of Class A common stock, par value $0.0001 per share on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”) in order to authorize the Company to regain compliance with the Nasdaq Capital Market (“Nasdaq”) for purposes of complying with Listing Rule 5550(b)(2), which requires the Company to maintain market value of listed securities of at least $35 million. Following approval of the Founder Share Amendment Proposal by the Stockholders, the Company promptly adopted and filed the Charter Amendment with the Secretary of State of the State of Delaware.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the Risk Factors section of the Company’s Proxy Statement filed on August 23, 2023,. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

About OceanTech Acquisitions I Corp.

OceanTech Acquisitions I Corp. is a blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, with a focus on companies in the technology industry. The Company is sponsored by Aspire Acquisition LLC.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com